Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

Roger Ogden Elected Chyron Chairman

MELVILLE, N.Y. - October 6, 2008 - Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for On Air, Online, Out of Home and Mobile applications, today announced the election of Roger Ogden as Chairman of the Board.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Roger's election as Chyron's Chairman brings a vast array of industry experience and knowledge to this position, and I look forward to benefiting from the insight and the experience that Roger brings to this important role. Chyron has built a recognized, respected brand in the On Air Broadcast market. We look to leverage that success with our new web-based content creation and Graphics as a Service solution as we work to broaden our reach into new markets. Roger's contribution will prove invaluable as we execute our strategy."

Roger Ogden serves as a consultant for several broadcast-related companies. In a long and successful career in broadcasting Roger has held several positions at Gannett Television, a unit of Gannett Company, Inc., including President and CEO Gannett Broadcasting where he was responsible for 23 television stations owned by Gannett. He was previously President and General Manager of KUSA Television in Denver, Colorado and spent 16 years at NBC/GE in various senior management positions. Mr. Ogden has also recently joined the Board of Directors of E.W. Scripps.

Commenting on his election to Chairman of the Chyron Board, Mr. Ogden said, "It's clear to me that the new Chyron is positioned for significant growth in the evolving digital media environment and I'm delighted to be a part of that opportunity. Chyron's development of web-based content creation services, based on its AXIS platform, opens the door to significant new opportunities in the online and mobile markets. It's going to be a rewarding experience helping to shape the next phase of Chyron's growth."

Roger Ogden succeeds Christopher Kelly as Chyron Chairman. Christopher Kelly remains an active and supportive non-executive Director as well as a major shareholder.

About Chyron

            As the pioneer of Graphics as a Service for all digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D, and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).

Forward-looking Statement

                This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Chyron's ability to formulate and execute long-term growth strategies to build shareholder value and to benefit from the insight and the experience of its Board members, Chyron's plans to leverage its success with its new web-based content creation solutions as it works to broaden its reach into new markets, Chyron being positioned for significant growth in the evolving digital environment, the belief that Chyron will continue to lead the market for digital video graphics solutions, and the potential for Chyron's acquisition of AXIS to open the door to significant new opportunities in the online and mobile markets. These forward-looking statements are based on the Board's and management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, product concentration in a mature market, dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"), consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, rapid technological changes, continued growth, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, Chyron's ability to successfully maintain the level of operating costs, expansion into new markets and other factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Chyron undertakes no duty to update this information unless required by law.